SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 29, 2005

Friedman, Billings, Ramsey Group, Inc.

(Exact name of Registrant as specified in its charter)

Virginia	54-1873198	000-50230
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)	(Commission File Number)

1001 Nineteenth Street

North Arlington, VA 22209

(Address of principal executive offices) (Zip code)

(703) 312-9500

(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

     On March 29, 2005, the Compensation Committee of the Board of Directors approved the establishment of a bonus pool (the Executive Bonus Pool) under the Key Employee Incentive Plan out of which bonuses to Emanuel J. Friedman and Eric F. Billings, the co-Chairmen and co-Chief Executive Officers, James R. Tonkel, the President and Head of Investment Banking, Richard J. Hendrix, the President and Chief Operating Officer, Kurt R. Harrington, the Chief Financial Officer and William J. Ginivan, the Chief Legal Officer will be paid for 2005 performance.

The criterion on which the Compensation Committee based the 2005 Executive Bonus Pool is the Company's profitability, defined as pre-tax net income, before deducting the Executive Bonus Pool. The Executive Bonus Pool was set at 7% of the Company's 2005 profitability, plus, for Mssrs. Tonkel and Hendrix a percentage of the profitability of the portions of the Company for which they have direct operating responsibility. Individual bonuses for these six Executive Officers will be a percentage of the amount equal to up to 7% of the Company's 2005 profitability. In addition, Mr. Tonkel's bonus will include up to 4.8% of the profitability of the Investment Banking unit of Friedman, Billings, Ramsey & Co., Inc. and Mr. Hendrix's bonus will include up to 2% of the profitability of the principal investment activity of the Company. The bonuses will be paid through a combination of cash and restricted stock to be determined by the Compensation Committee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

Date: March 31, 2005	By:	/s/ Eric F. Billings
Eric F. Billings Co-Chairman and Co-Chief Executive Officer